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                                                                    EXHIBIT 11.1



                      POPE & TALBOT, INC. AND SUBSIDIARIES
                    Statement Showing Calculation of Average
                     Common Shares Outstanding and Earnings
                            Per Average Common Share
                  Years Ended December 31, 1996, 1995 and 1994


                                                      1996              1995              1994(1)
                                                      ----              ----              ----
          Weighted average number of
             common shares outstanding              13,363,779        13,363,520        13,109,640

          Weighted average of common stock
             equivalent shares attributable
             to convertible debentures                      --                --           249,258

          Application of the "treasury stock"
             method to the stock option plan            13,924             3,903           108,755
                                                    -----------      ------------       -----------

              Total common and common
                  equivalent shares,
                  assuming full dilution            13,377,703        13,367,423        13,467,653
                                                    ===========      ============       ===========

          Net income (loss)                         $ 3,909,000      $(24,838,000)      $15,897,000

          Add: interest on convertible
               debentures, net of
               applicable income taxes                    --                --              244,000
                                                    -----------      ------------       -----------

          Net income (loss), assuming
             full dilution                          $ 3,909,000      $(24,838,000)      $16,141,000
                                                    ===========      ============       ===========

          Net income (loss) per common share,
             assuming full dilution                 $      .29      $      (1.86)      $      1.20
                                                    ===========      ============       ===========


(1) The 1994 calculation reflects the February 1994 month-end conversion of convertible debentures to 1.5 million shares of common stock. Net income per common share, assuming full dilution in 1994 has not been reported in the Consolidated Statements of Income as threshold of 3 percent dilution has not been met.


The computation of primary net income per common share is not included because the computation can be clearly determined from the material contained in this report.